Exhibit No. EX-28.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 23, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009 Annual Report to Shareholders of Emerging Markets Value Portfolio, one of the portfolios constituting DFA Investment Dimensions Group Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," “Service Providers,” "Independent Registered Public Accounting Firm," "Disclosure of Portfolio Holdings" and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, PA
October 8, 2010